Exhibit 99.2

            B/E AEROSPACE ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
            ---------------------------------------------------------

WELLINGTON, FL, December 8, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), announced today that the underwriters of its previously announced public offering of 13,000,000 shares of its common stock have exercised in full their option to purchase an additional 1,950,000 shares of common stock to cover over-allotments granted to the underwriters in connection with the offering. B/E announced on December 7, 2005 that its offering of 13,000,000 shares of common stock had been priced at $19.00 per share through Credit Suisse First Boston and UBS Investment Bank as joint book-running managers and Friedman Billings Ramsey, Stephens Inc. and SG Cowen & Co. as co-managers. The sale of the 14,950,000 shares of common stock, including the shares subject to the over-allotment option, is expected to close on December 12, 2005.

B/E intends to use the proceeds from the offering, including the proceeds from the exercise of the over-allotment option, to redeem, at par, all of its $250 million aggregate principal amount of 8% Senior Subordinated Notes due 2008.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, B/E does not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization.



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